Exhibit 99.1
For Immediate Release
Rocco B. Commisso to Acquire 100% of Public Interest
in Mediacom Communications for $8.75 Per Share in Cash
Middletown, NY — November 15, 2010 — MEDIACOM COMMUNICATIONS CORPORATION (NASDAQ: MCCC) announced today that it has entered into a definitive merger agreement with Rocco B. Commisso, the founder, Chairman and Chief Executive Officer of Mediacom, and an entity created by Mr. Commisso. Upon consummation of the merger, all of the outstanding shares of Mediacom common stock not owned by Mr. Commisso will convert into $8.75 per share in cash.
The transaction results from extensive negotiations between Mr. Commisso and a Special Committee of independent directors of Mediacom formed in response to a “going private” proposal made on May 31, 2010 by Mr. Commisso to acquire all publicly held shares of Mediacom common stock for $6.00 per share. The final price of $8.75 per share represents a 46% premium above Mr. Commisso’s original $6.00 offer and a 64% premium above the closing price of $5.33 for Mediacom’s Class A Common Stock on the last trading day prior to the publication of Mr. Commisso’s May 31 proposal.
The merger is conditioned on a “majority of the minority” voting provision, which requires approval by holders of a majority of Mediacom’s outstanding Class A shares not held by Mr. Commisso, his affiliates and immediate family, or Mediacom’s directors and executive officers. The transaction is also subject to other customary closing conditions, the receipt of sufficient funds to pay the merger consideration and transaction costs pursuant to existing credit facilities of subsidiaries of Mediacom, and is expected to be completed in the first half of 2011.
The Board of Directors of Mediacom, acting upon the unanimous recommendation of a Special Committee of independent directors, unanimously approved the merger agreement and has recommended that shareholders of Mediacom vote to approve the merger. After careful consideration and a thorough review with its independent advisors, the Special Committee determined that the transaction is in the best interests of the public shareholders of Mediacom. The Special Committee’s independent financial advisor has delivered a written opinion to the effect that as of November 12, 2010, the merger consideration is fair from a financial point of view to the shareholders of Mediacom (other than Mr. Commisso). This determination by the Special Committee’s financial advisor was based on, and is subject to, assumptions and limitations set forth in the written opinion.
Mr. Commisso received financial advice from J.P. Morgan Securities LLC and BofA Merrill Lynch and legal advice from Baker Botts LLP.
The Special Committee received financial advice from Barclays Capital Inc. and legal advice from Simpson Thacher & Bartlett LLP.
Mediacom Communications Corporation
100 Crystal Run Road • Middletown, NY 10941 • 845-695-2600 • Fax 845-695-2639

About Mediacom Communications Corporation
Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of broadband products and services, including traditional and advanced video services such as digital television, video-on-demand, digital video recorders, high-definition television, as well as high-speed Internet access and phone service. For more information about Mediacom Communications, please visit www.mediacomcc.com.
This press release is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Mediacom Communications, and it is not a substitute for any proxy statement or other filings that may be made with the Securities and Exchange Commission (“SEC”) should this proposed transaction go forward. If such documents are filed with the SEC, investors will be urged to thoroughly review and consider them because they will contain important information, including risk factors. Any such documents, once filed, will be available free of charge at the SEC’s website (www.sec.gov) and from Mediacom Communications.
“Safe Harbor” Statement under the Private Securities Litigation and Reform Act of 1995:
This press release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties, including the inability to satisfy the conditions to the proposed transaction, general economic conditions, and other factors that may be identified in filings made with the SEC by Mediacom Communications or Mr. Commisso.

Contacts:
Investor Relations	Media Relations
Calvin G. Craib	Thomas J. Larsen
Senior Vice President,	Group Vice President,
Corporate Finance	Legal and Public Affairs
(845) 695-2675	(845) 695-2754